Exhibit 99.2

Contacts:	Shannon Lapierre	Olivia Bellingham
	Public Relations	Investor Relations
	(631) 342-3839	(631) 342-4687
	shannon.lapierre@ca.com	olivia.bellingham@ca.com

CA NAMES ROBERT W. DAVIS CHIEF FINANCIAL OFFICER

Will Host Conference Call at 10:30 a.m. EST Today

ISLANDIA, N.Y., February 2, 2005 — Computer Associates International, Inc. (NYSE: CA) today announced that Robert W. Davis will join the Company as executive vice president and chief financial officer, effective March 1, 2005. Davis previously was vice president of corporate finance and chief accounting officer at Dell Inc.

“Bob’s in-depth understanding of the financial discipline, rigor and planning necessary to generate success in the technology industry is unique,” said CA Chief Operating Officer Jeff Clarke. “We have been making significant progress at CA and Bob will be a strong leader for the finance group as we continue to move forward and lead the management software marketplace.”

Davis will report to Clarke, who has served as chief financial officer since joining the Company in April 2004.

An eight-year veteran of Dell, Davis joined the company as vice president of worldwide finance and planning of the Enterprise Systems Group before being named vice president of worldwide corporate planning in 1999. In 2001, he was named vice president for corporate finance and also assumed the role of chief accounting officer in 2002. In this position, Davis oversaw a global team of up to 400 finance professionals, helped develop and implement Dell’s growth plan, and enhanced its internal reporting and forecasting system.

Prior to joining Dell, Davis was assistant corporate controller at MCI Communications Corporation. Davis began his career at Price Waterhouse, starting as a staff accountant and quickly progressing in his career to become senior manager in the firm’s SEC Services Department.

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CA Names Robert W. Davis Chief Financial Officer press release, page 2

Davis earned a bachelor of science degree in commerce and accounting from the University of Virginia and earned his master of business administration degree from Columbia University Business School. He is a C.P.A. and is a member of Financial Executives International (FEI), including the organization’s Committee on Corporate Reporting, the Corporate Executive Board’s strategy and finance sections, and the University of Virginia’s McIntire School of Commerce Business Advisory Board.

A conference call and webcast to discuss today’s announcement will be held at 10:30 a.m. today. Individuals can access the webcast at http://ca.com/invest or listen to the call at 1-706-679-5227.

About CA

Computer Associates International, Inc. (NYSE:CA), the world’s largest management software company, delivers software and services across operations, security, storage, life cycle and service management to optimize the performance, reliability and efficiency of enterprise IT environments. Founded in 1976, CA is headquartered in Islandia, N.Y. and serves customers in more than 140 countries. For more information, please visit http://ca.com.

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© 2005 Computer Associates International, Inc. One Computer Associates Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.